Exhibit 10.1
10/22/2024

Jennifer Wilson Skuhrovec
[ADDRESS REDACTED]

RE: Internal Offer Letter

Dear Jenn:

On behalf of George and the Board of Directors, it gives me great pleasure to offer you the position of Chief Financial Officer for SIFCO Industries, effective on or about November 13, 2024. We are confident that your leadership, abilities and relationships will help us drive change and achieve our goals. The details of your offer are as follows:

Your base salary will increase from $174,000 to $215,000 annually, a 23.5% increase. Your salary will be reviewed again in April 2025. Based on George's assessment of your performance to goals that you and he agree upon in advance, you will be eligible for a base pay increase of between $10,000 and $25,000. Receiving the minimum increase of $10,000 will be predicated on you performing at an acceptable level. Receiving the maximum increase of $25,000 will require that you have demonstrated strong performance in each of the goals.

As you are aware, incentive compensation has been paused for fiscal 2025. We expect incentive compensation to resume in fiscal 2026. When incentives resume, and if financial projections allow full incentives to be budgeted, your target annual incentive opportunity will be 40% of your base salary.

You will receive a one-time LTIP grant of 10,000 retention shares effective as of October 23, 2024. These shares will vest if you remain employed by SIFCO three years from the grant date, or according to the terms of the Award Agreement if other circumstances apply. Beginning in fiscal 2026, you will participate with other executives in the regular LTIP program and you will have a target grant equal in value to 30% of your base salary.

Your Change in Control Agreement will be amended to provide 18 months of salary continuation and 24 months of benefit continuation in the event of your termination for other than Cause within 24 months of a Change in Control, per the terms of the Agreement. All of your current benefits remain as is, with the exception that salary-based benefits (life insurance, LTD, 401k) will increase commensurate with your salary increase. Paid time off continues to be based on your years of service.

This offer is contingent on your execution of the attached Non-Competition, Non-Solicitation and Non-Disclosure Agreement. This letter is intended to document our shared understanding of your employment terms. It is not a guarantee of employment. SIFCO is an at-will employer, and either you or the company may end the relationship at any time, with or without reason. By signing this letter, you acknowledge this point and agree to follow the policies and procedures of the Company. Please acknowledge your acceptance of this offer of promotion by signing this letter below.

Jenn, we're excited to provide this opportunity for you to play an even larger role in SIFCO's success and look forward to partnering with you. Please don't hesitate to discuss any questions or concerns with me.
Sincerely,

Wendy Worthington
Vice President of Human Resources

I have read, understand and accept the above offer as written:

/s/ Jennifer Wilson Skuhrovec
Jennifer Wilson Skuhrovec 10/22/2024
10/22/2024